EXHIBIT 99.1

PYR ENERGY
CORPORATION

                                  NEWS RELEASE
                                October 20, 2005

          PYR ENERGY COMPLETES $8.157 MILLION PRIVATE EQUITY PLACEMENT
                           PROVIDES OPERATIONS UPDATE

     DENVER - PYR Energy Corporation (AMEX:PYR) today reported an update on Company operations, as well as announced the completion of a Private Equity Placement.

     The Company has completed a Private Equity Placement which raised $8,157,500 in gross proceeds. The Private Equity Placement consisted of the sale of 6.275 million shares of common stock, priced at $1.30 per share, to a group of institutional and accredited individual investors. Proceeds from the Placement will be used for general corporate purposes and costs associated with PYR's development drilling portfolio. The shares purchased in the Private Placement have not been registered under the Securities Act of 1933, and the Company is required to file a registration statement covering the resale of these shares.

     At the Mallard prospect, in Uinta County, Wyoming, the #1-30 Duck Federal well has reached total measured depth of approximately 15,110 feet in the Lodgepole Formation. Based on analysis of drilling results, the top of the Mission Canyon was encountered at approximately 13,830 feet with the Main Porosity Zone (`MPZ') being encountered approximately 700 feet high to the field-wide recognized and published gas/water contact (-7382' Z). During drilling, observation of rapid drilling rates, lost circulation zones, and mudlog shows are suggestive of potential reservoir development within the Mission Canyon MPZ. The well is currently being prepared to run open-hole wireline logs to evaluate reservoir development and potential pay. Once all data is collected and analyzed a decision will be made regarding running casing to total depth and attempting a completion of the well. PYR is participating in the well with a 28.75% working interest.

     The Chism #1 well (Tortuga Grande Prospect) is currently undergoing completion activities. The Company is participating in the completion of the Travis Peak and Rodessa with its 28.57% working interest. Multiple zones of interest in the Travis Peak have been perforated and fracture stimulation operations have commenced. Once the Travis Peak has been adequately evaluated, the Rodessa will be tested. Results from the testing of both zones will be released after adequate flow-back and evaluation. PYR and its partners control approximately 9,800 acres of leasehold in the project.

     At the Hansford Project in the Texas Panhandle, the Lackey Gas Unit #2 well is anticipated to begin drilling operations within the next week. The Company is participating in the drilling of this PUD location with a 47.16% non-operated working interest. The Company believes that numerous additional PUD locations are present within the project area and anticipates drilling several wells within the next year.

     At the Wilburton Field in Oklahoma, the Schraff #5-1 well began drilling operations on September 13, 2005 and is currently drilling ahead below 12,000 feet after setting intermediate casing. The Company is participating in the drilling of the well with a 2.42% non-operated working interest. The Scharff #5-1 offsets the Scharff #4-1, which was recently completed, and is currently producing in excess of 25 MMcf per day.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.


Contact:

Scott Singdahlsen, President
1675 Broadway, Suite 2450
Denver, CO  80202
303.825.3748
Fax: 303.825.3768